Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Incentive Award Plan of GCM Grosvenor Inc. of our report dated September 17, 2020, with respect to the combined financial statements of Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C., and our report dated August 2, 2020 with respect to the balance sheet of GCM Grosvenor Inc. included in its registration statement (Form S-4 No. 333-242297), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

December 3, 2020